RAIT Financial Trust's Board of Trustees Announces the Planned Retirement of Betsy Z. Cohen, Chairman of the Board, on December 31, 2010

PHILADELPHIA, PA - September 28, 2010 - RAIT Financial Trust ("RAIT") (NYSE: RAS) today announced that RAIT's Board of Trustees has designated Scott Schaeffer, RAIT's President and Chief Executive Officer, to become the Chairman of the Board when the retirement of Betsy Z. Cohen, currently the Chairman of the Board, becomes effective on December 31, 2010.  Mr. Schaeffer will remain RAIT's President and Chief Executive Officer.

Betsy Z. Cohen, 69, RAIT's founder and former Chief Executive Officer, informed the Board of Trustees on September 22, 2010 that she plans to retire as Chairman and as a Trustee effective December 31, 2010.

She told the Board that, "I believe, together with Scott, we have guided RAIT through an enormously challenging economic period and have substantially reduced our indebtedness and leverage.  Scott has been instrumental in making that happen.  I believe that RAIT has achieved its short term goals, and I think it is time to turn over the Chairmanship to Scott to carry out the next phase of its business and generate its growth."

Mr. Schaeffer, 48, who has 25 years of experience working with various public and private entities in the real estate field with Ms. Cohen or with various affiliated entities, joined RAIT in 2001 as President and Chief Operating Officer and has been the President and Chief Executive Officer since February 2009. Ms. Cohen intends to focus her attention on her position as Chief Executive Officer of The Bancorp, Inc.

About RAIT Financial Trust

RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate-related assets. RAIT's management uses its experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

RAIT Financial Trust Contact

Andres Viroslav

215-243-9000

aviroslav@raitft.com